Exhibit 10.64

Execution Version

FIRST AMENDMENT OF EXCLUSIVE, GLOBAL DEVELOPMENT,

SUPPLY, MARKETING & LICENSE AGREEMENT

This First Amendment of Development and License Agreement (this “Amendment”) is entered into as of February 7, 2024 by and between NeuroRx, Inc., a Delaware corporation that is a wholly owned subsidiary of NRx Pharmaceuticals, Inc. and NRx Pharmaceuticals, Inc. (collectively, “NRx”), on the one hand, and Alvogen Pharma US, Inc., Alvogen, Inc., Delaware corporations, and Lotus Pharmaceutical Co. Ltd, a Taiwanese company (collectively, “Alvogen”), on the other hand. NRx and Alvogen are referred to in this Amendment individually as a “Party” and collectively as the “Parties”. Capitalized terms used herein and not otherwise defined shall have the respective meanings given to such terms in the Agreement (defined below).

RECITALS

WHEREAS, NRx and Alvogen entered into that certain Development and License Agreement with an Effective Date of June 2, 2023 (the “Agreement”), which provides for, among other things, an exclusive license to Commercialize Product in the Territory in the Field;

WHEREAS, NRx requires funding for its development activities under the Agreement, and Alvogen is willing to advance a portion of the Milestone Payment to NRx subject to the terms of this Amendment;

WHEREAS, in partial consideration of this Amendment, on the date hereof, NRx is granting Alvogen a warrant in the form attached as Exhibit A; and

WHEREAS, the Parties desire to amend the Agreement in accordance with the terms set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants contained herein, the Parties hereby agree to be legally bound as follows:

1.	All references herein to paragraph or section location or schedules shall relate to the corresponding paragraph or section or schedule in the Agreement.
2.	The following defined terms are hereby added as new provisions in Section 1.1 of the Agreement:
a.	““Advance Payments” means the sum of (a) the Advance Milestone Payments, and (b) the aggregate of all payments made by Alvogen to NRx in respect of the Reimbursable Costs under Section 3.1(e).
b.	“Amendment Effective Date” means February 7, 2024.
c.

““Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.”

d.

“Development” means all development activities for a drug product (whether alone or for use together, or in combination, with another active agent or drug as a combination product or combination therapy) that are directed to obtaining Regulatory Approval(s) of such product and lifecycle management of such product in any country in the world, including all research, non-clinical, preclinical, and clinical testing and studies; toxicology, pharmacokinetic, and pharmacological studies; statistical analyses; assay development; protocol design and development; the preparation, filing, and prosecution of any NDA or other regulatory application; development activities directed to label expansion or obtaining Regulatory Approval for one or more additional indications following initial Regulatory Approval; and development activities conducted after receipt of Regulatory Approval. “Develop” and “Developing” have correlative meanings.

e.	““Event of Default” means any of the events set forth below:

(a)Non-Payment. NRx fails to pay any amounts to Alvogen hereunder when and as the same shall become due and payable;.

(b)Covenants. If NRx fails to perform or observe any covenant or agreement (not specified in clause (a) above) contained in this Agreement on its part to be performed or observed, and, in the case of any failure that is capable of cure, such failure continues unremedied for a period of thirty (30) or more days;

(c)Representations and Warranties. If any representation or warranty made or deemed made by or on behalf of NRx in or in connection with this Agreement or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or thereof, shall prove to have been incorrect when made or deemed made;

(d)Bankruptcy Event. (i) NRx (A) institutes or consents to the institution of any proceeding under any Debtor Relief Law or makes an assignment for the benefit of creditors, (B) applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property, or (C) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due; (ii) any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed and the appointment is not discharged or stayed for sixty (60) calendar days; (iii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of NRx and is not released, vacated or fully bonded within sixty (60) calendar days after its issue or levy; or (iv) any proceeding under any Debtor Relief Law relating to NRx or any of its Affiliates or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding;

(e)Indebtedness. NRx (i) fails to pay when due beyond any grace period provided with respect thereto (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) any Indebtedness in excess of Five Hundred Thousand Dollars ($500,000) (or its foreign currency equivalent) or (ii) fails to perform or observe any covenant or agreement to be performed or observed by it contained in any agreement or in any instrument evidencing any of its Indebtedness (other than the Obligations hereunder) of Five Hundred Thousand Dollars ($500,000) or more and, as a result of such failure, any other party to that agreement or instrument is entitled to exercise the right to accelerate the maturity of any Indebtedness thereunder; or

(f)Failure to Achieve Milestone Event. The Completion of the Type B Meeting and the Successful Read Out of the Phase 2 study fails to occur by September 3, 2024.”

f.	““Hard Cap” means One Million One Hundred Thousand Dollars ($1,100,000).”
g.

““Improvements” means any improvement, invention or discovery relating to a Product (other than with respect to a new composition of matter), including the formulation, or the method of manufacture of a Product.”

h.

““Indebtedness” of any Person means (a) any obligation of such Person for borrowed money, (b) any obligation of such Person evidenced by a bond, debenture, note or other similar instrument, (c) any obligation of such Person to pay the deferred purchase price of property or services (except (i) trade accounts payable that arise in the ordinary course of business, (ii) payroll liabilities and deferred compensation, and (iii) any purchase price adjustment, royalty, earnout, milestone payments, contingent payment or deferred payment of a similar nature incurred in connection with any license, lease, contract research and clinic trial arrangements or acquisition), (d) any obligation of such Person as lessee under a capital lease (under GAAP as in effect on the date hereof), (e) any obligation of such Person to purchase securities or other property that arises out of or in connection with the sale of the same or substantially similar securities or property, (f) any non-contingent obligation of such Person to reimburse any other Person in respect of amounts paid under a letter of credit or other guaranty issued by such other Person, (g) any Indebtedness of others secured by a Lien on any asset of such Person, and (h) any Indebtedness of others guaranteed by such Person; provided that intercompany loans among NRx or any of its subsidiaries shall not constitute Indebtedness.”

i.

““Product IND” means any IND filed for a Product, whether in existence as of the Effective Date or filed by a Party with a Regulatory Agency during the Term, including any supplements or amendments thereto.”

3.	The following defined terms are hereby added as new provisions in Section 1.2 of the Agreement:

Defined Term	Section	Defined Term	Section
Advance Milestone Payment	Section 4.1
Initial Development Activities	Section 3.1(a)
Milestone Date	Section 4.2
NRx Development Costs	Section 3.1(d)
NRx Development Financial Records	Section 3.1(g)
NRx Initial Development Records	Section 3.1(f)
Reimbursable Costs	Section 3.1(e)

”

4.	Section 2.1 is hereby deleted in its entirety and replaced as follows:

“2.1 Product License. Subject to the terms and conditions of this Agreement, NRx hereby grants to Alvogen (a) an exclusive (subject to Section 3.2(e), even as to NRx and its Affiliates) transferable (solely in accordance with Section 12.7) and sublicensable (solely in accordance with Section 2.2) license under the NRx Technology to Commercialize Product in the Territory in the Field during the Term, and (b) an exclusive (subject to Section 3.1 and Section 3.2(e), even as to NRx and its Affiliates) transferable (solely in accordance with Section 12.7) and sublicensable (solely in accordance with Section 2.2) license under the NRx Technology to (i) manufacture or have manufactured the Product in the Territory during the Term, and (ii) Develop Product in the Territory in the Field during the Term, including the conduct of the Initial Development Activities and any development activities assigned to Alvogen under the Development Plan or pursuant to this Agreement (collectively, the “Product License).”

5.	Section 3.1 of the Agreement is hereby amended as follows:
a.	The heading of Section 3.1 is hereby deleted in its entirety and replaced as follows:

“Section 3.1Initial Development Activities.”

b.	Section 3.1(a) is hereby deleted in its entirety and replaced as follows:

“(a)  The development activities assigned to NRx for Product in the Territory set forth in the development plan attached hereto as Schedule 3.1(a) (as may be updated by the Executive Steering Committee, the “Development Plan”) and such activities (the “Initial Development Activities”) are hereby reassigned to Alvogen, and Alvogen (itself or (i) subject to this Section 3.1, through NRx or (ii) subject to Section 3.3, through its Affiliates or Third Parties) shall use Diligent Efforts to conduct the Initial Development Activities. Prior to the Milestone Payment, Alvogen may subcontract to NRx any portion of its responsibilities with respect to the Initial Development Activities by delivering written notice thereof to NRx. Upon receipt of such notice, NRx (subject to Section 3.3, through its Affiliates or Third Parties) shall use Diligent Efforts to conduct the Initial Development Activities. Notwithstanding the foregoing, in the event that Alvogen subcontracts any portion of the Initial Development Activities to NRx, Alvogen shall (A) retain the right to perform such Initial Development Activities, and (B) have the right to terminate such subcontract by delivering written notice to NRx, after which NRx shall no longer have the right or responsibility to perform such Initial Development Activities. The Initial Development Activities shall be conducted in accordance with applicable cGxP and Applicable Law with the goal of supporting the preparation and filing of an NDA for the Product and obtaining NDA Approval for the Product.”

c.	Section 3.1(b) is hereby deleted in its entirety and replaced as follows:

“(b)  Prior to the Milestone Payment, subject to Section 3.4 and in consultation with the Executive Steering Committee, Alvogen shall have the right and responsibility, and bear all costs, for all regulatory matters relating to the Product in the Territory. Such responsibility for regulatory matters relating to the Product in the Territory shall be subcontracted to NRx in the event that Alvogen subcontracts the Initial Development Activities to NRx, in which case NRx shall bear all costs for such regulatory matters. Alvogen shall own all Regulatory Materials and Regulatory Approvals for the Product in the Territory. NRx (i) hereby assigns to Alvogen all of its right, title and interest in and to all Regulatory Materials and Regulatory Approvals for the Product in the Territory, including Product INDs, (ii) will promptly transfer to Alvogen copies (in electronic or other format) of those Regulatory Materials owned by NRx or its Affiliates as of the Effective Date that are necessary to assign such Regulatory Materials and Regulatory Approvals, including Product INDs, to Alvogen, and (iii) agrees to execute and deliver all documents and instruments reasonably requested by Alvogen to effect, evidence or record the foregoing assignment. Alvogen acknowledges and agrees that such Regulatory Materials and Regulatory Approvals are subject to the right of reference granted to NRx under Section 3.4(c). In the event that Alvogen subcontracts the Initial Development Activities to NRx, Alvogen, on behalf of itself and its Affiliates, will appoint NRx as Alvogen’s or its Affiliates’ or its sublicensees’ agent for all matters involving Regulatory Authorities with respect to Products in the Field in the Territory solely while NRx is performing the Initial Development Activities. Notwithstanding the foregoing, in the event that Alvogen subcontracts its responsibility for any regulatory matters relating to the Product in the Territory to NRx, Alvogen shall (A) retain the right to perform such regulatory matters, and (B) have the right to terminate such subcontract by delivering written notice to NRx, after which NRx shall no longer have the right or responsibility to perform such regulatory matters.”

d.	Section 3.1(c) is hereby deleted in its entirety and replaced as follows:

“(c)  Prior to the Milestone Payment, and to the extent reasonably practicable, the Party performing the regulatory activities under Section 3.1(b) will (i) provide notice to the other Party within three (3) Business Days after becoming aware of all substantive meetings with the FDA or any other Regulatory Authority in the Territory related to a Product, or with as much advance notice as practicable under the circumstances; (ii) permit the other Party to have up to two representatives attend any such meetings with such Regulatory Authorities (solely as a non- participating observer); and (iii) provide the other Party with a copy of all substantive Regulatory Materials for any Product proposed to be submitted to the FDA or any other Regulatory Authority in the Territory for the other Party’s review and comment sufficiently in advance of the performing Party’s filing or submission thereof; and (iv) incorporate any comments provided by the other Party in connection therewith.”

e.	Section 3.1(d) is hereby deleted in its entirety and replaced as follows:

“(d)  Unless otherwise provided in the Development Plan, NRx shall bear all costs and expenses in connection with NRx’s responsibilities under this Section 3.1, including such costs and expenses payable to service providers that shall perform services with respect to the Current Phase 2 Study (such costs and expenses payable to such service providers, the “NRx Development Costs”) and Section 3.2, including any responsibilities subcontracted from Alvogen.”

f.	The following is hereby added as new Section 3.1(e) of the Agreement:

“(e)  In the event that Alvogen subcontracts the Initial Development Activities to NRx, NRx shall issue a monthly invoice to Alvogen documenting the NRx Development Costs incurred by or on behalf of NRx, solely to the extent necessary in connection with NRx’s responsibilities under this Section 3.1, for the prior monthly period. Subject to approval of Alvogen (such approval not to be unreasonably withheld, delayed or conditioned) and the following sentence, Alvogen shall promptly (and in any case no later than thirty (30) days after receipt of each such invoice) reimburse NRx for such necessary NRx Development Costs (the “Reimbursable Costs)”. Once (i) NRx has received payments for the Reimbursable Costs under this Section 3.1(e) in an aggregate amount equal to the Hard Cap, (ii) the Milestone Payment has occurred, or (iii) an Event of Default has occurred and is continuing, in each case ((i), (ii) and (iii)), Alvogen shall have no further obligations to NRx with respect to the Reimbursable Costs.”

g.	The following is hereby added as new Section 3.1(f) of the Agreement:

“(f)  In the event that Alvogen subcontracts the Initial Development Activities to NRx, NRx shall maintain complete and accurate books and records, in sufficient detail (and in good scientific manner appropriate for patent and regulatory purposes, when applicable, and in compliance with all Applicable Laws) and for purposes of demonstrating compliance with the terms hereof, that fully and properly reflect all work done and results achieved with respect to development of Product in the Territory (the “NRx Initial Development Records”). NRx shall retain all NRx Initial Development Records for a period of at least three (3) years or for such longer period to the extent required by Applicable Law. During such period, upon the written request of Alvogen, the NRx Initial Development Records shall be subject to inspection and audit by and at the expense of Alvogen no more than two times in any Annual Period. Such audits shall occur upon reasonable notice and during normal business hours by an independent auditor selected by Alvogen and reasonably acceptable to NRx. Alvogen shall treat all information received or subject to review under this Section 3.1(f) as Confidential Information of NRx in accordance with the provisions of ARTICLE VIII. Alvogen shall cause its independent auditor to enter into a confidentiality agreement, in form and substance reasonably acceptable to NRx, to maintain such records and information of NRx in confidence in accordance with ARTICLE VIII and not use such records or information except to the extent permitted by this Agreement, including any enforcement of the provisions hereof.”

h.	The following is hereby added as new Section 3.1(g) of the Agreement:

“(g) In the event that Alvogen subcontracts the Initial Development Responsibilities to NRx, NRx shall maintain complete and accurate books and records, in sufficient detail to confirm the accuracy of payments and costs with respect to the NRx Development Costs (the “NRx Development Financial Records”). NRx shall retain all NRx Development Financial Records for a period of at least three (3) years or for such longer period to the extent required by Applicable Law. During such period, upon the written request of Alvogen, the NRx Development Financial Records shall be subject to inspection and audit by and at the expense of Alvogen no more than two times in any Annual Period, unless for cause. Such audits shall occur upon reasonable notice and during normal business hours by an independent auditor selected by Alvogen and reasonably acceptable to NRx. Alvogen shall treat all information received or subject to review under this Section 3.1(g) as Confidential Information of NRx in accordance with the provisions of ARTICLE VIII. Alvogen shall cause its independent auditor to enter into a confidentiality agreement, in form and substance reasonably acceptable to NRx, to maintain such records and information of NRx in confidence in accordance with ARTICLE VIII and not use such records or information except to the extent permitted by this Agreement, including any enforcement of the provisions hereof. If any such audit reveals that Alvogen has failed to accurately make any payment of Reimbursable Costs required under this Agreement, then Alvogen shall promptly pay to NRx any underpaid amounts due under Section 3.1(e), together with interest calculated as set forth in Section 4.7, or NRx shall promptly pay to Alvogen any overpaid amounts of Reimbursable Costs paid under Section 3.1(e), as the case may be. If any such audit reveals that NRx has failed to accurately document any NRx Development Costs, then either (i) Alvogen shall promptly pay to NRx any underpaid amounts due under Section 3.1(e), or NRx shall promptly pay to Alvogen any overpaid amounts of Reimbursable Costs paid under Section 3.1(e), as the case may be. If any such audit reveals an overpayment of amounts of Reimbursable Costs paid under Section 3.1(e) greater than five percent (5%) of the amounts actually due for any monthly period, then NRx shall pay the reasonable out-of- pocket costs incurred in conducting such audit.”

6.	The heading of Section 3.2 is hereby deleted in its entirety and replaced as follows

“Section 3.2      Additional Development Activities.”

7.	Section 4.1 of the Agreement is hereby deleted in its entirety and replaced as follows:

“Section 4.1 Upfront Support Payment. Alvogen shall promptly (and in any case no later than thirty (30) days after the receipt of a list provided by NRx to Alvogen with a detailed cost breakdown by service provider, including total amounts owed and bank account/wire information) pay to NRx’s service providers that have performed services with respect to the Current Phase 2 Study, on behalf of NRx, payments for such services totaling no more than Three Million Nine Hundred Thousand Dollars ($3,900,000) (the “Advance Milestone Payment”) in the aggregate, as funding for prior development costs incurred by NRx.”

8.	Section 4.2 of the Agreement is hereby deleted in its entirety and replaced as follows:

“Section 4.2 Support Payment. Alvogen shall pay to NRx a one-time payment in the amount of Nine Million Dollars ($9,000,000), less the total amount of all payments made by Alvogen to NRx in respect of (a) the Reimbursable Costs under Section 3.1(e) and (b) the Advance Milestone Payment under Section 4.1, in each case ((a) and (b)) as of the Milestone Date, net of all Advance Payments made by NRx to Alvogen under Section 9.6(b) as of the Milestone Date (the “Milestone Payment”), within sixty (60) days of Completion of the Type B Meeting and Successful Read Out of the Phase 2 study, whichever occurs last (the “Milestone Date”). The foregoing payment shall only be payable once regardless of the number of times the corresponding events are achieved by a Product.”

9.	Section 4.7 of the Agreement is hereby deleted in its entirety and replaced as follows:

“Section 4.7 Payment. All payments under this Agreement shall be made in U.S. Dollars by wire unless otherwise agreed in writing. With respect to any amounts owed under this Agreement by one Party to the other for which no other invoicing and payment procedure is specified, within thirty (30) days after the end of each Quarterly Period, each Party will provide an invoice, together with reasonable supporting documentation, to the other Party for such amounts owed in respect of such Quarterly Period. The owing Party will pay any undisputed amounts within thirty (30) days of receipt of such invoice, and any disputed amounts owed by a Party will be paid within thirty (30) days of resolution of the dispute. If either Party does not receive payment of any sum due to it under this Agreement on or before the due date, the payment shall accrue interest from the date due at an annual interest rate equal to the then-current one month Term SOFR reported in The Wall Street Journal plus six percent (6.0%) per year, up to the maximum rate allowable by Applicable Law.”

10.	The following is hereby added as new Section 9.6 of the Agreement:

“Section 9.6Event of Default.

(a)Notwithstanding anything contained herein to the contrary, NRx shall not (i) enter into any contracts or arrangement or otherwise knowingly take any action or knowingly fail to act in a manner that would, individually or in the aggregate, reasonably be expected to materially and adversely affect Alvogen’s interest in the Advance Payments and (ii) take any action or engage in any transaction (or series of actions or transactions), whether by reorganization, transfer of assets, merger, dissolution, amendment of organizational documents or otherwise, the primary purpose of which is to evade, avoid or seek to avoid the performance or observance of the covenants, agreements or obligations of Alvogen under this Agreement.

(b)NRx shall promptly notify Alvogen of the occurrence of an Event of Default. If any Event of Default under clause (d) or clause (f) of the definition thereof has occurred and is continuing, NRx shall pay the Advance Payments to Alvogen within ninety (90) calendar days of such Event of Default without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration or any other notice or declaration of any kind, all of which are hereby expressly waived by NRx. In addition, if any other Event of Default has occurred and is continuing, Alvogen may, without notice to NRx, declare any or all of the Advance Payments due and payable (and all of such amounts shall thereupon be due and payable within ninety (90) calendar days of such Event of Default, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration or any other notice or declaration of any kind, all of which are hereby expressly waived by NRx) or otherwise exercise all rights and remedies available to it under the Agreement and Applicable Law.”

11.	The following is hereby added as new Section 9.7 of the Agreement:

“Section 9.7 Use of Proceeds. NRx shall solely use the payments made by Alvogen to NRx in respect of the Reimbursable Costs under Section 3.1(e) in support of performing the Initial Development Activities, including with respect to payment of employee wages or consultants performing services with respect to such Initial Development Activities. NRx shall continue to employ the employees and engage the consultants existing as of the

Amendment Effective Date that are necessary or reasonably useful to performing the Initial Development Activities until completion of the Initial Development Activities.”

12.	Section 10.3(e) is hereby deleted in its entirety and replaced as follows:

“(e) The following provisions (including any provisions referenced therein) shall survive any expiration or termination of this Agreement and remain in effect: ARTICLES I, XI and XII and Sections 3.1(e) (solely with respect to the period prior to the effective date of termination), 3.1(f) (for the period specified therein), 3.1(g) (for the period specified therein), 3.2(b)(i) (solely with respect to the second sentence), 3.2(e) (with respect to the period prior to the effective date of termination), 3.3(d) (for the period specified therein), 4.4 – 4.7 (inclusive, with respect to the period prior to the effective date of termination), 4.8 (for the period specified therein), 4.10 (with respect to the period prior to the effective date of termination), 5.5 (with respect to any Product sold before termination), 6.2, 6.4 (with respect to any reimbursement obligation that arose prior to the effective date of termination), 6.7 (with respect to any reimbursement obligation that arose prior to the effective date of termination), 6.8 (with respect to any proceeds stemming from an Enforcement Action that was initiated prior to the effective date of termination), 8.1 (for a period of five (5) years after the effective date of termination) 8.6 (for a period of twelve (12) months after the effective date of termination), 9.4, 9.5(a)(iii) (for the period specified therein), 10.3, 10.4 and 10.5 (in the circumstances provided therein).”

13.	Schedule 3.1(a) is hereby deleted in its entirety and replaced with a new Schedule 3.1(a) to the Agreement, as set forth on Exhibit B attached hereto.
14.	The provisions of ARTICLE XII of the Agreement are hereby incorporated by reference into this Amendment, mutatis mutandis.
15.	Except as expressly amended by this Amendment, all other terms of the Agreement shall continue in full force and effect and in accordance with its terms.
16.

A facsimile, PDF or other reproduction of this Amendment may be executed by one or more Parties, and an executed copy of this Amendment may be delivered by one or more Parties by facsimile, e-mail or other electronic transmission device pursuant to which the signature of or on behalf of such Party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any Party, all Parties agree to execute an original of this Amendment as well as any facsimile or reproduction thereof. The Parties hereby agree that no Party shall raise the execution of a facsimile, PDF or other reproduction of this Amendment, or the fact that any signature or document was transmitted or communicated by facsimile, e-mail or other electronic transmission device, as a defense to the formation of this Amendment.

(The remainder of this page is intentionally left blank. The signature page follows.)

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the Amendment Effective Date.

NEURORX, INC.		ALVOGEN, INC.

By:	/s/ Stephen H. Willard	By:	/s/ Lisa Graver
Name:	Stephen H. Willard	Name:	Lisa Graver
Title:	Chief Executive Officer	Title:	Chief Executive Officer

NRX PHARMACEUTICALS, INC.		ALVOGEN PHARMA US, INC.

By:	/s/ Stephen H. Willard	By:	/s/ Lisa Graver
Name:	Stephen H. Willard	Name:	Lisa Graver
Title:	Chief Executive Officer	Title:	Chief Executive Officer

LOTUS PHARMACEUTICAL CO. LTD

By:
Name:	Petar Vazharov
Title:	Chief Executive Officer

[Signature Page to First Amendment of Development and License Agreement]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the Amendment Effective Date.

NEURORX, INC.		ALVOGEN, INC.

By:		By:
Name:	Stephen H. Willard	Name:	Lisa Graver
Title:	Chief Executive Officer	Title:	Chief Executive Officer

NRX PHARMACEUTICALS, INC.		ALVOGEN PHARMA US, INC.

By:		By:
Name:	Stephen H. Willard	Name:	Lisa Graver
Title:	Chief Executive Officer	Title:	Chief Executive Officer

LOTUS PHARMACEUTICAL CO. LTD

By:	/s/ Petar Vazharov
Name:	Petar Vazharov
Title:	Chief Executive Officer

[Signature Page to First Amendment of Development and License Agreement]

EXHIBIT A

Common Stock Purchase Warrant

COMMON STOCK PURCHASE WARRANT

NRX PHARMACEUTICALS, INC.

Warrant Shares: [4,195,978]1

Earliest Exercise Date: February [ ], 2024

Issue Date: February [ ], 2024

THIS COMMON STOCK PURCHASE WARRANT (the “Warrant”) certifies that, for value received, [Alvogen, Inc.] or its assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after February [  ], 2024 (the “Earliest Exercise Date”) and on or prior to 5:00 p.m. (New York City time) on February [ ], 2027 (the “Termination Date”) but not thereafter, to subscribe for and purchase from NRX Pharmaceuticals, Inc., a Delaware corporation (the “Company”), up to [4,195,978] shares (as subject to adjustment hereunder, the “Warrant Shares”) of Common Stock. The purchase price of one share of Common Stock under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b). This Warrant is being issued as consideration for amending the Exclusive, Global – Development, Supply, Marketing & License Agreement, dated as of June 2, 2023, by and between the Company and the Holder and certain other parties thereto (as amended, the “License Agreement”).

Section 1.Definitions.

a)“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person as such terms are used in and construed under Rule 405 under the Securities Act.

b)“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York generally are open for use by customers on such day.

c)“Common Stock” means the common stock of the Company, par value $0.001 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

d)“Common Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

e)“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

f)“Subsidiary” means any subsidiary of the Company, including any direct or indirect subsidiary of the Company formed or acquired after the date hereof.

g)“Trading Day” means a day on which the principal Trading Market is open for trading.

1 Note to draft, two warrants to be issued, with half the warrants issued to Alvogen, Inc. and half to Lotus Pharmaceutical Co. Ltd.

h)“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or the New York Stock Exchange (or any successors to any of the foregoing).

i)“Transfer Agent” means Continental Stock Transfer & Trust Company, the current transfer agent of the Company, with a mailing address of 1 State Street, New York, New York 10004, and any successor transfer agent of the Company.

Section 2.Exercise.

a)Exercise of Warrant. Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Earliest Exercise Date and on or before the Termination Date by delivery to the Company of a duly executed PDF copy submitted by e-mail (or e-mail attachment) of the Notice of Exercise in the form annexed hereto (the “Notice of Exercise”). Within the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined in Section 2(d)(i) herein) following the date of exercise as aforesaid, the Holder shall deliver the aggregate Exercise Price for the shares specified in the applicable Notice of Exercise by wire transfer or cashier’s check drawn on a United States bank unless the cashless exercise procedure specified in Section 2(c) below is specified in the applicable Notice of Exercise. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise be required. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days of the date on which the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise within one (1) Business Day of receipt of such notice. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

b)Exercise Price. The exercise price per share of Common Stock under this Warrant shall be $[      ]2, subject to adjustment hereunder (the “Exercise Price”).

c)Cashless Exercise. If, at the time of exercise hereof, there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of the Warrant Shares to the Holder, then this Warrant may also be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the Holder shall be entitled to receive a number of Warrant Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

2 Note to draft, to be the lesser of (i) closing stock price the day prior to the issuance of this Warrant or (ii) $0.40.

(A) =  as applicable: (i) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise if such Notice of Exercise is (1) both executed and delivered pursuant to Section 2(a) hereof on a day that is not a Trading Day or (2) both executed and delivered pursuant to Section 2(a) hereof on a Trading Day prior to the opening of “regular trading hours” (as defined in Rule 600(b) of Regulation NMS promulgated under the federal securities laws) on such Trading Day, (ii) at the option of the Holder, either (y) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise or (z) the Bid Price of the Common Stock on the principal Trading Market as reported by Bloomberg L.P. (“Bloomberg”) as of the time of the Holder’s execution of the applicable Notice of Exercise if such Notice of Exercise is executed during “regular trading hours” on a Trading Day and is delivered within two (2) hours thereafter (including until two (2) hours after the close of “regular trading hours” on a Trading Day) pursuant to Section 2(a) hereof or (iii) the VWAP on the date of the applicable Notice of Exercise if the date of such Notice of Exercise is a Trading Day and such Notice of Exercise is both executed and delivered pursuant to Section 2(a) hereof after the close of “regular trading hours” on such Trading Day;

(B) = the Exercise Price of this Warrant, as adjusted hereunder; and

(X) = the number of Warrant Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

If Warrant Shares are issued in such a cashless exercise, the parties acknowledge and agree that in accordance with Section 3(a)(9) of the Securities Act, the Warrant Shares shall take on the registered characteristics of the Warrants being exercised. The Company agrees not to take any position contrary to this Section 2(c).

“Bid Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the bid price of the Common Stock for the time in question (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported on The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

d)Mechanics of Exercise.

i.Delivery of Warrant Shares Upon Exercise. The Company shall cause the Warrant Shares purchased hereunder to be transmitted by the Transfer Agent to the Holder by crediting the account of the Holder’s or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the Warrant Shares to or resale of the Warrant Shares by the Holder or (B) this Warrant is being exercised via cashless exercise of the Warrants, and otherwise by physical delivery of a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the address specified by the Holder in the Notice of Exercise by the date that is the earliest of (i) two (2) Trading Days after the delivery to the Company of the Notice of Exercise, (ii) one (1) Trading Day after delivery of the aggregate Exercise Price to the Company and (iii) the number of Trading Days comprising the Standard Settlement Period after the delivery to the Company of the Notice of Exercise (such date, the “Warrant Share Delivery Date”). Upon delivery of the Notice of Exercise, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the Warrant Shares, provided that payment of the aggregate Exercise Price (other than in the case of a cashless exercise) is received within the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period following delivery of the Notice of Exercise. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Exercise. Notwithstanding the foregoing, with respect to any Notice(s) of Exercise delivered on or prior to 12:00 p.m. (New York City time) on the Earliest Exercise Date, which may be delivered at any time after the date hereof, the Company agrees to deliver the Warrant Shares subject to such notice(s) by 4:00 p.m. (New York City time) on the Earliest Exercise Date and the Earliest Exercise Date shall be the Warrant Share Delivery Date for purposes hereunder, provided that payment of the aggregate Exercise Price (other than in the case of a cashless exercise) is received by such Warrant Share Delivery Date.

ii.Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant certificate, at the time of delivery of the Warrant Shares, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

iii.Rescission Rights. If the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares pursuant to Section 2(d)(i) by the Warrant Share Delivery Date, then the Holder will have the right to rescind such exercise.

iv.Compensation for Buy-In on Failure to Timely Deliver Warrant Shares Upon Exercise. In addition to any other rights available to the Holder, if the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares in accordance with the provisions of Section 2(d)(i) above pursuant to an exercise on or before the Warrant Share Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of Warrant Shares that the Company was required to deliver to the Holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver shares of Common Stock upon exercise of the Warrant as required pursuant to the terms hereof.

v.No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole share.

vi.Charges, Taxes and Expenses. Issuance of Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that, in the event that Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Exercise and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same- day electronic delivery of the Warrant Shares.

vii.Closing of Books. The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

e)Holder’s Exercise Limitations. The Company shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 2 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Common Stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 2(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 2(e) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 2(e), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall within one Trading Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Warrant. The Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 2(e), provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of this Warrant held by the Holder and the provisions of this Section 2(e) shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2(e) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

Section 3.Certain Adjustments.

a)Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon exercise of this Warrant), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b)Fundamental Transaction. If, at any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company (or any Subsidiary), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock or 50% or more of the voting power of the common equity of the Company, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding shares of Common Stock or 50% or more of the voting power of the common equity of the Company (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 2(e) on the exercise of this Warrant), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 2(e) on the exercise of this Warrant). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. Notwithstanding anything to the contrary, in the event of a Fundamental Transaction, the Company or any Successor Entity (as defined below) shall, at the Holder’s option, exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction (or, if later, the date of the public announcement of the applicable Fundamental Transaction), purchase this Warrant from the Holder by paying to the Holder an amount of cash equal to the Black Scholes Value (as defined below) of the remaining unexercised portion of this Warrant on the date of the consummation of such Fundamental Transaction; provided, however, that, if the Fundamental Transaction is not within the Company's control, including not approved by the Company's Board of Directors, Holder shall only be entitled to receive from the Company or any Successor Entity the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of this Warrant, that is being offered and paid to the holders of Common Stock of the Company in connection with the Fundamental Transaction, whether that consideration be in the form of cash, stock or any combination thereof, or whether the holders of Common Stock are given the choice to receive from among alternative forms of consideration in connection with the Fundamental Transaction; provided, further, that if holders of Common Stock of the Company are not offered or paid any consideration in such Fundamental Transaction, such holders of Common Stock will be deemed to have received common stock of the Successor Entity (which entity may be the Company following such Fundamental Transaction) in such Fundamental Transaction. “Black Scholes Value” means the value of this Warrant based on the Black- Scholes Option Pricing Model obtained from the “OV” function on Bloomberg determined as of the day of consummation of the applicable Fundamental Transaction for pricing purposes and reflecting (A) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Termination Date, (B) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg (determined utilizing a 365 day annualization factor) as of the Trading Day immediately following the public announcement of the applicable Fundamental Transaction, (C) the underlying price per share used in such calculation shall be the greater of (i) the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in such Fundamental Transaction and (ii) the highest VWAP during the period beginning on the Trading Day immediately preceding the announcement of the applicable Fundamental Transaction (or the consummation of the applicable Fundamental Transaction, if earlier) and ending on the Trading Day of the Holder’s request pursuant to this Section 3(b) and (D) a remaining option time equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Termination Date and (E) a zero cost of borrow. The payment of the Black Scholes Value will be made by wire transfer of immediately available funds (or such other consideration) within the later of (i) five Business Days of the Holder’s election and (ii) the date of consummation of the Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant in accordance with the provisions of this Section 3(b) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant with the same effect as if such Successor Entity had been named as the Company herein. For the avoidance of doubt, the Holder shall be entitled to the benefits of the provisions of this Section 3(b) regardless of (i) whether the Company has sufficient authorized shares of Common Stock for the issuance of Warrant Shares and/or (ii) whether a Fundamental Transaction occurs prior to the Earliest Exercise Date.

c)Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 3, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

d)Notice to Holder.

i.Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 3, the Company shall promptly deliver to the Holder by email a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Warrant Shares and setting forth a brief statement of the facts requiring such adjustment.

ii.Notice to Allow Exercise by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company (or any of its Subsidiaries) is a party, any sale or transfer of all or substantially all of its assets, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be delivered by email to the Holder at its last email address as it shall appear upon the Warrant Register of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided in this Warrant constitutes, or contains, material, non-public information regarding the Company or any of the Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Holder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 4.Transfer of Warrant.

a)Transferability. This Warrant and all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company unless the Holder has assigned this Warrant in full, in which case, the Holder shall surrender this Warrant to the Company within three (3) Trading Days of the date on which the Holder delivers an assignment form to the Company assigning this Warrant in full. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

b)New Warrants. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the initial issuance date and shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto.

c)Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

Section 5.Miscellaneous.

a)No Rights as Stockholder Until Exercise; No Settlement in Cash. This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a stockholder of the Company prior to the exercise hereof as set forth in Section 2(d)(i), except as expressly set forth in Section 3. Without limiting any rights of a Holder to receive Warrant Shares on a “cashless exercise” pursuant to Section 2(c) or to receive cash payments pursuant to Section 2(d)(i) and Section 2(d)(iv) herein, in no event shall the Company be required to net cash settle an exercise of this Warrant.

b)Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

c)Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

d)Authorized Shares.

The Company covenants that, during the period the Warrant is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of issuing the necessary Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Common Stock may be listed. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Warrant.

Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

e)Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be determined in accordance with the provisions of the License Agreement.

f)Restrictions. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered, and the Holder does not utilize cashless exercise, will have restrictions upon resale imposed by state and federal securities laws.

g)Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies. Without limiting any other provision of this Warrant, if the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

h)Notices. Any notice, request or other document required or permitted to be given or delivered to the Holder by the Company shall be delivered in accordance with the notice provisions of the License Agreement.

i)Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

j)Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

k)Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Shares.

l)Amendment. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.

m)Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

n)Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

********************

(Signature Page Follows)

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the date first above indicated.

NRX PHARMACEUTICALS, INC.

By:
Name:
Title:

[Signature Page to Common Stock Purchase Warrant]

NOTICE OF EXERCISE

TO:NRX PHARMACEUTICALS, INC.

(1)  The undersigned hereby elects to purchase                Warrant Shares of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2)  Payment shall take the form of (check applicable box):

◻    in lawful money of the United States; or

◻    if permitted, the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 2(c), to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 2(c).

(3)  Please issue said Warrant Shares in the name of the undersigned or in such other name as is specified below:

The Warrant Shares shall be delivered to the following DWAC Account Number:

[SIGNATURE OF HOLDER]

Name of Investing Entity:
Signature of Authorized Signatory of Investing Entity:
Name of Authorized Signatory:
Title of Authorized Signatory:
Date:

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:
(Please Print)
Address:
(Please Print)
Phone Number:
Email Address:
Dated:
Holder’s Signature:
Holder’s Address:

EXHIBIT B

Schedule 3.1(a)

Development Plan

Schedule 3.1(a)

Development Plan

Summary

Key Elements

Studies

Phase 2b/3 (NRx- 101-003) Study Requirements

A Type B Meeting Request to FDA will be submitted and conducted according to the following:

•

Purpose will be to gain insights to help plan for the Phase 3 Study

•

Timing of the meeting will not impact the current Phase 2b/3 Study timelines outlined below

NRx shall adhere to the timelines below (within one week, barring any significant, unforeseen challenges) to ensure timely conclusion of the current Phase 2b/3 (NRx-101-003) trial:

•

Sign and submit Statistical Analysis Plan (SAP) – 2/6/2024

•

Last patient out (Day 42) - Tue 2/27/2024

•

Soft (clinical) database lock – Fri 3/1/2024

•

Prevail transfer data to NRx (3/6/24)

•

Topline writeup – 4/5/2024

All actions regarding the current Phase 2b/3 Study will be implemented promptly (and in any event within five (5) Business Days) following Alvogen’s direction to ensure timely resolution and adherence to above timelines. Alvogen and NRx will prioritize any conflict resolution to ensure timelines are met.

Phase 3 Study and Safety Requirements

Alvogen shall conduct a single Phase 3 Study to be conducted pursuant to IND 129194 and with the agreement and guidance from FDA in the meeting referred to in the definition of “Completion of the Type B Meeting”.

Alvogen shall manage, conduct and pay for this study, although NRx shall, at Alvogen’s request, advise Alvogen on the management of this study, such advice to be provided at NRx’s own expense. Additionally, Alvogen retains the option to contract with select NRX personnel to support efforts to manage and conduct this study.

After payment of the Milestone Payment, Alvogen will reimburse NRx for any reasonable and documented out-of-pocket costs for clinical development conducted by NRx to support safety requirements for submission that is mutually agreed upon in the Clinical Committee prior to conducting such clinical development.
Additional Non-Clinical Studies for Approval

Alvogen shall manage, conduct and pay for two (2) relative bioavailability studies for safety, in patients, or those agreed upon with FDA for submission. Additionally, the FDA may require (1) a food effect study and/or (2) a dose-proportionality study, unless this has been waived by FDA.

After payment of the Milestone Payment, subject to the following paragraph, Alvogen shall manage, conduct and pay for an (1) embryotoxicity study and;
(2) a ninety (90) day toxicological study prior to filing of the NDA.

After payment of the Milestone Payment, Alvogen will reimburse NRx for any reasonable and documented out-of-pocket costs for non-clinical development conducted by NRx pursuant to the preclinical development plan shared by NRx in the data room and that is mutually agreed upon in the Clinical Committee prior to conducting such non-clinical development (except for any non-clinical development conducted prior to the Effective Date), including any such work done prior to the execution of this agreement.

Subject to the preceding paragraph, Alvogen shall manage, conduct and pay for any additional non-clinical studies for the Initial Label Indication, including such studies mentioned above, which may be required by the FDA to obtain approval of the NDA, although NRx shall, at Alvogen’s request, advise Alvogen on the management of this study, such advice to be provided at NRx’s own expense.

For clarity, this does not include any carcinogenicity studies, which are assumed to not be required for approval of the NDA.